Exhibit 4.9

AMENDMENT NUMBER TWO

TO THE

GREAT LAKES SAVINGS PLAN

THIS AMENDMENT NUMBER TWO is executed this             day of                             , 2004 by Great Lakes Chemical Corporation (“Corporation”).

WITNESSETH:

WHEREAS, the Corporation adopted the Great Lakes Savings Plan (“Plan”) effective as of May 1, 1985, which was most recently restated in its entirety effective as of January 1, 2003 and subsequently amended by Amendment Number One;

WHEREAS, in connection with the acquisition of Lime-O-Sol Company (“Lime-O-Sol”) by BioLab, Inc., an affiliate of the Company, on February 28, 2003, certain Lime-O-Sol employees continued as employees of Lime-O-Sol after the transaction and were permitted to begin participating in the Plan on March 16, 2003;

WHEREAS, BioLab, Inc., as successor to Lime-O-Sol, sponsors and maintains the Lime-O-Sol 401(k) Plan, as amended and restated effective as of January 1, 2002 (the “LOS Plan”);

WHEREAS, effective as of March 16, 2003 participation in the LOS Plan was “frozen,” such that no individual could be eligible to enroll in or contribute to the Plan on or after March 16, 2003;

WHEREAS, the LOS Plan shall be merged into the Plan (the “Plan Merger”), effective as set forth below; and

WHEREAS, as a result of a stock acquisition by BioLab, Inc., A&M Cleaning Products, Inc. became a division of BioLab, Inc. on July 10, 2003 and the Corporation desires to address the participation and vesting of such former employees of A&M Cleaning Products, Inc.;

WHEREAS, as a result of a joint venture of the Corporation with Occidental Chemical Corporation, the Corporation desires to address the participation and vesting of certain former employees of Occidental Chemical Corporation and its fully owned subsidiary, Laurel Industries Holdings, Inc.;

NOW, THEREFORE, the Plan is hereby amended, effective as of the date of the Plan Merger, except as otherwise provided herein, as follows:

1.             Section 2.01(a), the definition of “Account,” is amended by adding a new paragraph (5) and by replacing the last paragraph to be and read as follows:

“(5)         ‘Lime-O-Sol Matching Account’ means the account maintained to reflect the benefit of the Participant attributable to his share of matching contributions directly transferred into this Plan as a result of the merger of the Lime-O-Sol Plan into this Plan effective as of the Merger Date.

The ‘Pre-Tax Contribution Account,’ ‘Matching Account,’ ‘Lime-O-Sol Matching Account,’ ‘Profit Sharing Account,’ and ‘Rollover Account’ shall be collectively referred to as the ‘Accounts.’”

2.             Section 2.01(o)(2), the definition of “Matching Contributions,” is amended to be and read as follows:

“(2)         ‘Matching Contributions’ means contributions (i) made by an Employer by reason of Pre-Tax Contributions of a Participant pursuant to Section 4.03 or (ii) transferred to the Plan pursuant to a plan merger or a plan-to-plan transfer of assets other than ‘Lime-O-Sol Matching Contributions.’”

3.             Section 2.01(o), the definition of “Contributions,” is amended by adding a new paragraph (5) to be and read as follows:

“(5)         ‘Lime-O-Sol Matching Contributions’ means matching contributions that were directly transferred into this Plan and held in the Participant’s Lime-O-Sol Matching Account as a result of the merger of the Lime-O-Sol Plan into this Plan effective as of the Merger Date.”

4.             Section 2.01(ee), the definition of “Merged Plans,” is amended to delete the final “and” that appears in that section, and add the following final phrase:

“; and (vii) the Lime-O-Sol 401(k) Plan, as amended and restated effective as of January 1, 2002 (the ‘Lime-O-Sol Plan’), as merged as of March 31, 2004.”

5.             Effective July 10, 2003, Section 2.01(fff), the definition of “Years of Service,” is amended by adding the following sentence to the end of the fourth paragraph to be and read as follows:

“For purposes of Vesting under this Plan, each former employee of A&M Cleaning Products, Inc. referred to under Section 3.01(e) of this Plan, shall be credited with Years of Service for his or her period of employment with A&M Cleaning Products, Inc.”

6.             Effective May 1, 2004, Section 2.01(fff), the definition of “Years of Service,” is amended by adding the following sentence to the end of the fourth paragraph to be and read as follows:

“For purposes of Vesting under this Plan, each former employee of Occidental Chemical Corporation and Laurel Industries Holdings, Inc. referred to under Section 3.01(f) of this Plan, shall be credited with Years of Service for his or her period of employment with Occidental Chemical Corporation and Laurel Industries Holdings, Inc.”

7.             Effective July 10, 2003, a new Section 3.01(e) shall be added to the end of Section 3.01 to be and read as follows:

“(e)         Employees of A&M Cleaning Products, Inc. on and after its acquisition by BioLab, Inc. on July 10, 2003 shall not be eligible to participate in the Plan.  Notwithstanding the prior sentence and any other eligibility provisions of the Plan, such employees of A&M Cleaning Products, Inc. who become regular, active employees of BioLab, Inc. as of May 1, 2004, shall become immediately eligible to participate in the Plan on May 1, 2004.  Thereafter, eligibility for such employees shall be subject to the provisions under Section 3.01(b).”

8.             Effective May 1, 2004, a new Section 3.01(f) shall be added to the end of Section 3.01 to be and read as follows:

“(f)          Former employees of Occidental Chemical Corporation and Laurel Industries Holdings, Inc., who become regular, active employees of the Company as of May 1, 2004, shall become immediately eligible to participate in the Plan on May 1, 2004.  Thereafter, eligibility for such employees shall be subject to the provisions under Section 3.01(b).”

9.             Section 6.01, “Participant Accounts,” shall be amended to be and read as follows:

“Section 6.01.  Participant Accounts.  The Administrator shall establish and maintain adequate records to reflect the Accounts of each Participant and beneficiary.  Credits and charges shall be made to such Accounts pursuant to the Plan to reflect additions, distributions, and withdrawals and the following provisions of this Article to reflect gains or losses.  Each Participant shall have a separate Pre-Tax Contribution Account, Matching Account, Lime-O-Sol Matching Account (if applicable), Profit Sharing Account, and Rollover Account.  The maintenance of individual accounts is for accounting purposes only, and a segregation of Plan assets to each Account shall not be required.”

10.           Section 7.05(b), “Direct Transfer from Another Plan,” shall be amended to be and read as follows:

“(b)         A direct transfer made pursuant to this Section 7.05 shall be recorded in the Accounts of a Participant with like sources.  New sources will be created to the extent necessary.  The direct transfer shall be invested in the Fund or Funds as elected by Participant on an Applicable Form prior to the direct transfer.  Unless otherwise specified in this Plan, if a Participant does not complete an Applicable Form electing the investment of his Accounts, his Accounts shall be invested in the Fund or Funds designated by the Administrator, from time to time.  It is noted that separate accounting may be maintained with respect to any amounts transferred to this Plan pursuant to this Section 7.05.”

11.           A new subsection (d) shall be added to Section 7.05, “Direct Transfer from Another Plan,” to be and read as follows:

“(d)         Effective as of March 31, 2004 (the ‘Merger Date’), the Lime-O-Sol Plan shall be merged into this Plan in compliance with the requirements under Code Section 414(l).  At the time of such merger, all participants under the Lime-O-Sol Plan shall be one hundred percent (100%) vested in such transferred account balances.  All monies shall be directly transferred into this Plan into like sources, provided, however, that matching contributions made for a participant under the Lime-O-Sol Plan shall be transferred to a Lime-O-Sol Matching Account for the Participant under the Plan.  For purposes of such transferred account balances, for actively employed Participants who have a current investment designation under the Plan at the time of the Merger Date and to the extent an investment designation is not made by such Participant for such transferred account balances, such Participants shall have their account balances invested in the Fund or the Funds consistent with their current investment election in effect as of the Merger Date.  In all other instances where there is no investment designation made by a Participant, transferred account balances shall be invested in the Vanguard® Prime Money Market Fund.  On and after the Merger Date, funds in participant accounts shall be subject to the terms of this Plan.”

12.           The first sentence of Section 7.09(a) shall be amended to be and read as follows:

“A Participant who has not Terminated Employment or Retired may request on the Applicable Form, for reason of financial hardship as defined under the regulations of the Internal Revenue Service, to withdraw in cash all or part of his Pre-Tax Contribution Account, excluding any earnings of the Trust Fund allocated to such Pre-Tax Contribution Account after December 31, 1998, his Rollover Account, and the Vested portion of his Matching Account; provided, however, no portion of a Participant’s Accounts that have been pledged as security for a loan pursuant to Section 8.02(h), nor shall any Profit Sharing Account or Lime-O-Sol Matching Account be available for a withdrawal under this subsection (a).”

13.           A new paragraph shall be added to the end of Section 7.09(a), “In-Service Withdrawals,” to be and read as follows:

“Notwithstanding the above, assets attributable to elective deferrals and safe-harbor matching contributions, and any earnings thereon, transferred as of the Merger Date from the Lime-O-Sol Plan to this Plan as provided under Section 7.05(d) shall not be eligible to be withdrawn for reason of financial hardship as provided under this Section 7.09(a)-(e).”

14.           Section 7.09(f), “In-Service Withdrawals,” shall be amended to be and read as follows:

“(f)          As of any date after a Participant attains age fifty-nine and one-half (59-1/2), he may request a withdrawal of all or any part of his Pre-Tax Contribution Account, Rollover Account, the Vested portion of his Profit Sharing Account, the Vested portion of his Matching Account, and any Lime-O-Sol Matching Account; provided, however, no portion of a Participant’s Accounts that has been pledged as security for a loan pursuant to Section 8.02(h) shall be available for a withdrawal under this subsection (f).  Such withdrawal may include all or a portion of his Accounts that has been contributed in Company Stock pursuant to Section 4.03 or invested in Company Stock pursuant to the Participant’s election under Section 11.02.  Only one (1) such request shall be permitted in any calendar year and must be made on the Applicable Form filed with the Administrator.  A distribution under this subsection (f) shall be distributed as soon as administratively feasible.”

15.           Section 8.02(j), “Terms and Conditions,” shall be amended to be and read as follows:

“(j)          If the Participant or beneficiary is in default, the Rollover Account, Profit Sharing Account, Matching Account, and Lime-O-Sol Matching Account of the Participant may in the discretion of the Administrator be applied against the outstanding loan to the extent necessary to fully repay the same.  In the event the loan remains outstanding after application of the Accounts in the preceding sentence, the Pre-Tax Contribution Account of the Participant may in the discretion of the Administrator be applied against the outstanding loan provided that the Participant (i) is age fifty-nine and one-half (59-1/2), (ii) is deceased, (iii) is Disabled, or (iv) has Terminated Employment or Retired.”

16.           Section 9.01(a), “Vesting Standards,” shall be amended to be and read as follows:

“(a)         A Participant shall be one hundred percent (100%) Vested in his Pre-Tax Contribution Account, Rollover Account, and Lime-O-Sol Matching Account at all times.”

17.           In all other respects, the Plan shall be and remain unchanged.

This Amendment Number Two to the Plan is executed as of the date first above written.

“COMPANY”

GREAT LAKES CHEMICAL CORPORATION

By:

Title: